Exhibit 99.1
JEFFERSONVILLE BANCORP
PO Box 398
Jeffersonville, NY 12748
845-482-4000

Press Release
For More Information, call: 845-482-4000

Contact: Raymond Walter, President — CEO
For Release
February 15, 2006

Company Press Release
Jeffersonville Bancorp Announces Fourth Quarter and Full Year 2005 Earnings and Declares Quarterly Dividend
Jeffersonville Bancorp, Inc. (NASDAQ — JFBC) announced today fourth quarter net income after taxes of $1,560,000 ($0.35 earnings per share) compared to $1,585,000 ($0.36 earnings per share) for the fourth quarter of 2004. Earnings for the fourth quarter of 2005 included a gain from the sale of our credit card portfolio of $234,000. Earnings for the full year, 2005 were $5,725,000 ($1.29 earnings per share) compared to $6,171,000 ($1.39 earnings per share) in 2004.
A cash dividend in the amount of eleven cents ($0.11) on the common stock of the company was declared at the February 14, 2006 meeting of the Board of Directors. The dividend is payable on March 1, 2006 to stockholders of record at the close of business on February 21, 2006.
Total assets as of December 31, 2005 were $386,229,000 an increase of $22,362,000 or 6.15% from December 31, 2004. Deposits increased $19,002,000 or 6.48% to $312,096,000 during the same period while net loans increased by $20,055,000 or 9.09% to $240,646,000.
Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains ten full service branches in Sullivan County New York located in Jeffersonville, Liberty, Monticello, Eldred, Loch Sheldrake, Livingston Manor, Narrowsburg, Callicoon, Wal*Mart/Monticello and Wurtsboro.